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                                                                   EXHIBIT 99.1

                                AMENDMENT 1994-1
                    TO THE PHILADELPHIA SUBURBAN CORPORATION
                          1994 EQUITY COMPENSATION PLAN

1.       Section 1 of the Plan is amended to read, in its entirety, as follows:

         "The purpose of this plan (the "Plan") is to provide an incentive, in the form of a proprietary interest in Philadelphia Suburban Corporation (the "Corporation"), to officers, other key employees and Non-employee Directors, as defined below, of the Corporation and its subsidiaries and key consultants who are in a position to contribute materially to the successful operation of the business of the Corporation, to increase their interest in the Corporation's welfare, and to provide a means through which the Corporation can attract and retain officers, other key employees and Non-employee Directors and key consultants of significant abilities."

2. The second sentence of the first paragraph of Section 2 is amended to read, in its entirety, as follows:

         "The Committee shall consist of three or more of those members of the Board of Directors who are not eligible, and for at least one year prior to their appointment were not eligible, to receive discretionary grants under the Plan or any other plan of the Corporation or any of its affiliates entitling the participants therein to acquire stock, stock options, stock appreciation rights or dividend equivalents of the Corporation or any of its affiliates; provided, however, that such members shall be eligible for stock grants pursuant to the provisions of Section 7(f)."

3. Paragraph two of Section 2 is amended by adding a new second sentence to read, in its entirety, as follows:

         "Non-employee Directors, as defined below, may only receive stock grants pursuant to the provisions of Section 7(f)."

4.       Section 3 is amended to read, in its entirety, as follows:

         "Pursuant to the terms of the Plan, the Committee shall have the authority to grant stock options to officers and other key employees and key consultants and restricted stock and dividend equivalents to officers and other key employees; provided, however, that Non-employee Directors, as defined below, may receive stock grants in accordance with Section 7(f) (hereinafter collectively referred to as the "Grants"). All Grants shall be subject to the terms and conditions set forth


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         herein and to those other terms and conditions consistent with this
         Plan as the Committee deems appropriate and as specified in writing by the Committee in the agreement described in Section 9 of the Plan (the "Agreement"). Grants under a particular Section of the Plan need not be uniform as among the grantees and Grants under two or more Sections of this Plan may be combined in one instrument."

5. The first sentence of Section 5 is amended to read, in its entirety, as follows:

         "Only officers, key employees, members of the Board of Director who are not employed in any capacity by the Corporation (hereinafter referred to as "Non-employee Directors") and key consultants of the Corporation and its subsidiaries shall be eligible for Grants under the Plan; provided, however, that Grants to Non-employee Directors shall be made only in accordance with Section 7(f)."

6. Section 7 is amended by adding at the end thereof a new subsection (f) to read, in its entirety, as follows:

         "(f) Stock grants to Non-employee Directors. Effective January 1, 1995, as of the first day of the month following the Corporation's annual meeting of shareholders, each Non-employee Director shall receive a grant of 200 shares of Common Stock. Such shares shall not be sold for 6 months following the date of grant. No other restrictions shall apply to such shares. Notwithstanding any other provision of the Plan, this
         Section 7(f) may not be amended more than once ever 12 months, except for amendments necessary to conform the Plan to changes of the provisions of, or the regulations relating to, the Code."

7.       Section 12 is amended to read, in its entirety, as follows:

         "Nothing in this Plan shall entitle any grantee or other person to any claim or rights to receive a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any grantee any rights to be retained in the employ of the Corporation, to be retained as a consultant by the Corporation or to be retained as a Non-employee Director of the Corporation."

8. This Amended 1994-1 shall be effective January 1, 1995, conditioned upon the approval of this Amendment 994-1 by the Corporation's shareholders.



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                                AMENDMENT 1994-2
                    TO THE PHILADELPHIA SUBURBAN CORPORATION
                            EQUITY COMPENSATION PLAN


1.       Section 4 of the Plan is amended to read, in its entirety, as follows:

         "Subject to adjustment as provided in Section 15, the maximum aggregate number of shares of the Common Stock of the Corporation that may be issued or transferred under the Plan shall be 950,000 shares. The maximum number of shares of Common Stock that may be issued or transferred under the Plan subject to restricted stock grants is 25,000 shares of Common Stock. Shares deliverable under the Plan may be authorized and unissued shares or treasury shares, as the Committee may from time to time determine. Shares of Common Stock related to the unexercised or undistributed portion of any terminated, expired or forfeited Grant for which no material benefit was received by a grantee also may be made available for distribution in connection with future Grants under the Plan."